Exhibit 99.2

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed balance sheet as of December 31, 2010 and the unaudited pro forma combined condensed statement of operations for the year ended December 31, 2010, are based on the historical financial statements of Epiq Systems, Inc. (“Epiq”) and ELS Holdings LLC (“Encore”) after giving effect to Epiq’s acquisition of Encore on April 4, 2011 as more fully described in the Explanatory Note of this Form 8-K/A and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements.

The unaudited pro forma combined condensed balance sheet as of December 31, 2010 is presented as if the acquisition of Encore had occurred on December 31, 2010.

The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2010 is presented as if the Encore acquisition had occurred on January 1, 2010 and includes all adjustments that give effect to events that are directly attributable to the transaction, are expected to have a continuing impact, and that are factually supportable.

The acquisition has been accounted for under the acquisition method of accounting.  Under the acquisition method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma combined condensed financial statements, is allocated to the net tangible and intangible assets acquired and liabilities assumed based on various estimates.

The unaudited pro forma combined condensed financial statements have been prepared by management for illustrative purposes only in accordance with Article 11 of Securities and Exchange Commission (“SEC”) Regulation S-X and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had Epiq and Encore been a combined company during the specified periods. Management has not completed its evaluations of Encore’s accounting policies and practices to determine if they conform to Epiq’s accounting policies and practices.  Accordingly, no adjustments have been made to the pro forma financial information related to conforming accounting policies and practices between Epiq and Encore.  Any changes identified by management may impact the future combined results of operations of Epiq and Encore.  The pro forma financial information does not include the effects of expected synergies related to the acquisition.  The pro forma financial information also does not include costs for integrating Epiq and Encore.

The unaudited pro forma combined condensed financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, Epiq’s historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 25, 2011, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 2, 2011, as well as Encore’s historical financial statements for the year ended December 31, 2010, which is included as Exhibit 99.1 to this Form 8-K/A.

EPIQ SYSTEMS, INC.

PRO FORMA COMBINED CONDENSED BALANCE SHEET OF EPIQ AND ENCORE

As of December 31, 2010 (Unaudited)

(In thousands)

	Historical		Pro Forma
	Epiq	Encore	Adjustments		Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,439	$4,951	$(539)[B]		$9,851
Trade accounts receivable, net	59,940	9,976	—		69,916
Prepaid expenses	5,581	994	—		6,575
Other current assets	5,637	4,010	—		9,647
Total Current Assets	76,597	19,931	(539)		95,989

LONG-TERM ASSETS:
Property and equipment, net	41,258	2,457	—		43,715
Internally developed software costs, net	19,659	234	2,498	[C]	22,391
Goodwill	294,789	—	68,683	[C]	363,472
Other intangibles, net	43,580	—	32,578	[C]	76,158
Other	2,335	1,450	(902)[D]		2,883
Total Long-term Assets, net	401,621	4,141	102,857		508,619
Total Assets	$478,218	$24,072	$102,318		$604,608

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$13,227	$1,435	$—		$14,662
Accrued compensation	8,891	—	—		8,891
Deposits	2,553	—	—		2,553
Deferred revenue	1,422	1,153	—		2,575
Other accrued liabilities	4,611	2,413	4,548	[E]	11,572
Current maturities of long-term obligations	2,945	234	—		3,179
Total Current Liabilities	33,649	5,235	4,548		43,432

LONG-TERM LIABILITIES:
Deferred income taxes	24,159	—	17,677	[F]	41,836
Other long-term liabilities	5,027	658	(658)[G]		5,027
Long-term obligations (excluding current maturities)	86,860	91	103,835	[H]	190,786
Total Long-term Liabilities	116,046	749	120,854		237,649

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—			—
Common stock	391	—			391
Additional paid-in capital	281,119	—			281,119
Accumulated other comprehensive loss	(1,971)	—			(1,971)
Retained earnings	91,069	18,088	(23,084)[I]		86,073
Treasury stock — at cost	(42,085)	—			(42,085)
Total Stockholders’ Equity	328,523	18,088	(23,084)		323,527
Total Liabilities and Stockholders’ Equity	$478,218	$24,072	$102,318		$604,608

EPIQ SYSTEMS, INC.

PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME OF EPIQ AND ENCORE

For the year ended December 31, 2010 (Unaudited)

(In thousands, except per share data)

	Historical		Pro Forma
	Epiq	Encore	Adjustments		Combined
REVENUE:
Case management services	$157,561	$41,103	$—		$198,664
Case management bundled products and services	18,993	—	—		18,993
Document management services	41,041	—	—		41,041
Operating revenue before reimbursed direct costs	217,595	41,103	—		258,698
Operating revenue from reimbursed direct costs	29,571	—	—		29,571
Total Revenue	247,166	41,103	—		288,269

OPERATING EXPENSE:
Direct cost of services (exclusive of depreciation and amortization shown separately below)	68,490	11,426	—		79,916
Direct cost of bundled products and services (exclusive of depreciation and amortization shown separately below)	3,514	—	—		3,514
Reimbursed direct costs	28,686	—	—		28,686
General and administrative	85,645	18,975	—		104,620
Depreciation and software and leasehold amortization	20,391	1,215	—		21,606
Amortization of identifiable intangible assets	9,190	—	9,856	[J]	19,046
Other operating expense	2,781	49	3,704	[E]	6,534
Total Operating Expense	218,697	31,665	13,560		263,922

INCOME FROM OPERATIONS	28,469	9,438	(13,560)		24,347

INTEREST EXPENSE (INCOME):
Interest expense	1,931	312	2,490	[K]	4,733
Interest income	(32)	(13)	—		(45)
Net Interest Expense	1,899	299	2,490		4,688

INCOME BEFORE INCOME TAXES	26,570	9,139	(16,050)		19,659

PROVISION (BENEFIT) FOR INCOME TAXES	12,641	(5,326)	(6,580)[L]		735

NET INCOME	$13,929	$14,465	$(9,470)		$18,924

NET INCOME PER SHARE INFORMATION:
Basic	$0.38				$0.52
Diluted	$0.36				$0.49
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	36,498				36,498
Diluted	39,512				39,512

NOTES TO PRO FORMA

COMBINED CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Note 1 — Basis of Presentation

Preliminary Purchase Price

The total preliminary purchase price transferred to effect the acquisition is as follows (in thousands):

Cash paid at closing	$103,385
Other consideration	844
Working capital adjustment	98
Total preliminary purchase price	$104,327

Preliminary Purchase Price Allocation

Total purchase consideration has been allocated to the tangible and identifiable intangible assets and to liabilities assumed based on their respective fair values on the acquisition date. The measurement period for purchase price allocations ends as soon as information on the facts and circumstances becomes available, but does not exceed 12 months. If new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized for assets acquired and liabilities assumed, we will retrospectively adjust the amounts recognized as of the acquisition date.  The preliminary purchase price allocations are summarized in the following table (in thousands):

Tangible assets and liabilities
Total assets	$24,934
Total liabilities	(24,366)
Intangible assets	32,578
Software	2,498
Goodwill	68,683
Net assets acquired	$104,327

Included in the total liabilities assumed is a net deferred tax liability balance of $19.0 million, primarily comprised of the difference between the assigned values of the intangible assets acquired and the tax basis of those assets.

Based on the preliminary results of an independent valuation, we have allocated approximately $32.6 million of the purchase price to acquired intangible assets, and $2.5 million of the purchase price to software. The following table summarizes the major classes of acquired intangible assets and software, as well as the respective weighted-average amortization periods:

	Amount (in thousands)	Weighted Average Amortization Period (Years)
Identifiable Intangible Assets
Trade name	$1,617	5.0
Non-compete agreement	1,362	2.0
Customer relationships	29,599	7.0
Total identifiable intangible assets	$32,578

Internally developed software	$2,498	5.0

The amounts shown above may change in the near term as management continues to assess the fair value of acquired assets and liabilities and evaluate the income tax implications of this acquisition.

The excess of purchase consideration over net assets assumed was recorded as goodwill, which represents the strategic value assigned to Encore, including the expected benefits from the synergies resulting from the transaction, as well as the knowledge and experience of the workforce in place.  In accordance with applicable accounting standards, goodwill will not be amortized but instead will be tested for impairment at least annually; or more frequently if certain indicators are present.  In the event that management determines that the value of goodwill becomes impaired, the combined company will incur an accounting charge for the amount of the impairment during the fiscal quarter in which the determination is made.

Note 2 — Pro Forma Adjustments

The accompanying unaudited pro forma combined condensed financial statements have been prepared as if the acquisition was completed on December 31, 2010 for purposes of the combined condensed balance sheet and January 1, 2010 for purposes of the combined condensed statement of income, and reflects the following pro forma adjustment (in thousands):

[A]   To record the following adjustments to cash for consideration paid for the acquisition:

Cash consideration	$(93,385)
Amount placed in escrow for potential claims	(10,000)
Proceeds from revolver	103,835
Financing fee	(450)
Net change in cash and cash equivalents	$—

[B]  To adjust for cash held by a subsidiary of Encore which was not acquired as part of this acquisition.  The audited financials included at Exhibit 99.1 represent substantially all of the assets and liabilities of Encore.

[C]  Adjustments to record preliminary goodwill created as a result of the acquisition, as well as to record the preliminary estimate of intangible assets and internally developed software acquired:

To record identifiable intangible assets acquired	$32,578

To record internally developed software acquired	$2,498

To record goodwill	$68,683

[D]  To adjust other assets for financing fees incurred as a result of the senior revolving loan incurred as part of the acquisition and to reclassify Encore’s deferred tax assets to deferred tax liabilities.

[E]  To record acquisition-related costs of $3.7 million and additional purchase price consideration to be paid of $0.8 million.

[F]  To record a net deferred tax liability primarily comprised of the difference between the assigned value of the intangible assets acquired and the tax basis of those assets and to reclassify Encore’s deferred tax assets to deferred tax liabilities.

[G]  To adjust Encore’s deferred rent balance that does not qualify as a liability for Epiq.

[H]  To record adjustment to long-term obligations for proceeds from the revolver.

[I]    To record adjustments to stockholders’ equity.

[J]            To record amortization for intangible assets and software for the fiscal year ended December 31, 2010 (in thousands):

	Amount	Year ended December 31, 2010 Amortization
Identifiable Intangible Assets:
Trade name	$1,617	$323
Non-compete agreement	1,362	681
Customer relationships	29,599	8,457
Total identifiable intangible assets	$32,578	$9,461

Internally developed software	$2,498	$395

The following table outlines the estimated future amortization expense at December 31, 2010 related to the amortizing intangible assets and software that were acquired (in thousands):

Year Ending December 31,
2011	$7,441
2012	5,033
2013	3,799
2014	3,285
2015	2,568

[K]       To adjust for the assumed interest expense resulting from the senior revolving loan incurred as part of this acquisition.  A 1/8% change in interest rates on the senior revolving loan would result in approximately $0.1 million increase or decrease in our pro forma interest expense of $2.5 million.

[L]         Adjustment to record tax benefit to reflect the pro forma income tax impact at the statutory income tax rate.  The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Epiq and Encore filed consolidated income tax returns during the period presented.